Exhibit 99.1
FOR IMMEDIATE RELEASE – October 23, 2025
Carter Bankshares, Inc. Announces Third Quarter 2025 Financial Results
Martinsville, VA, October 23, 2025 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $5.4 million, or $0.24 diluted earnings per share (“EPS”), for the third quarter of 2025 compared to net income of $8.5 million, or $0.37 diluted EPS, for the second quarter of 2025 and net income of $5.6 million, or $0.24 diluted EPS, for the third quarter of 2024. Net interest income was $33.7 million for the third quarter of 2025, $32.4 million for the second quarter of 2025, and $28.8 million for the third quarter of 2024. Pre-tax pre-provision income1 was $10.4 million for the third quarter of 2025, $8.0 million for the second quarter of 2025 and $6.8 million for the third quarter of 2024.
For the nine months ended September 30, 2025, net income was $22.9 million, or $1.00 diluted EPS, compared to net income of $16.2 million, or $0.70 diluted EPS for the same period in 2024. Net interest income was $96.2 million for the nine months ended September 30, 2025, and $85.3 million for the nine months ended September 30, 2024. Pre-tax pre-provision income1 was $27.3 million and $20.2 million for the nine months ended September 30, 2025 and 2024, respectively.
The Company’s financial results continue to be significantly impacted by loans in the Bank's Other segment of the Company’s loan portfolio, the significant majority of which have been on nonaccrual status since the second quarter of 2023. The Bank’s loans, now reduced to judgments, relate to various entities in which James C. Justice, II has an interest (collectively, the “Justice Entities”), remain the Bank's largest credit relationship and comprise the significant majority of the Other segment with an aggregate principal balance of $228.6 million as of September 30, 2025. Interest income was negatively impacted by $6.5 million during the third quarter of 2025, $6.7 million during the second quarter of 2025, and $8.8 million during the third quarter of 2024, due to these credits being on nonaccrual status. Interest income has been negatively impacted by $85.2 million in the aggregate since placement of these credits on nonaccrual status during the second quarter of 2023.
As of September 30, 2025, $73.4 million of aggregate curtailment payments made by the Justice Entities to the Bank have decreased the aggregate nonperforming loan (“NPL”) balance from $301.9 million as of June 30, 2023 to $228.6 million as of September 30, 2025. Curtailment payments received during the third quarter of 2025 totaled $7.0 million. For additional information regarding the Bank’s credit relationship with the Justice Entities, see “Credit Quality.”

Financial Highlights for the Three and Nine Months Ended September 30, 2025
•Total portfolio loans increased $88.5 million, or 9.4%, on an annualized basis, to $3.8 billion at September 30, 2025 from June 30, 2025 and increased $239.8 million, or 6.7% from September 30, 2024;
•Net interest income totaled $33.7 million, an increase of $1.4 million, or 4.2% compared to the prior quarter, and an increase of $4.9 million, or 17.1% compared to the year ago quarter;
•Net interest margin, increased six basis points to 2.86% for the third quarter of 2025, compared to 2.80% for the prior quarter and increased 28 basis points for the year ago quarter. Net interest margin, on a fully taxable equivalent (“FTE”) basis3, increased five basis points to 2.87% for the third quarter of 2025, compared to 2.82% for the prior quarter and increased 28 basis points from the year ago quarter. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023;
•NPLs increased by $8.1 million to $258.6 million at September 30, 2025 compared to June 30, 2025. NPLs to total portfolio loans were 6.74% at September 30, 2025, 6.69% at June 30, 2025 and 8.00% at September 30, 2024;
•The allowance for credit losses to total portfolio loans was 1.92%, 1.90% and 2.25% at September 30, 2025, June 30, 2025 and September 30, 2024, respectively; and
•The efficiency ratio was 73.43%, 78.63% and 80.17%, and the adjusted efficiency ratio (non-GAAP)4 was 73.37%, 75.55%, and 80.65% for the quarters ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively. The efficiency ratio was impacted by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023, a one-time gain on death benefit in the first quarter of 2025, expenses related to the Company’s surrender of bank owned life insurance (“BOLI”) in the first and second quarters of 2025 and acquisition costs related to the acquisition of two leased branch facilities and the associated deposits from First Reliance Bank in the second quarter of 2025.
"We are pleased to report continued strong fundamentals and positive trends for the third quarter of 2025. During the quarter, we again realized margin expansion and solid loan growth throughout our footprint. Our annualized loan growth of 9.4% reflects good momentum in our commercial lending platform. Our loan pipeline remains healthy and we continue to expect a tailwind from prior construction lending that will come online over the coming 12 to 18 months as projects progress. The Bank continues to add seasoned commercial lenders in key strategic growth markets. Our balance sheet remains slightly liability sensitive. As the Federal Reserve reduces short-term interest rates in the near term, we believe we are well positioned to benefit especially given the short-term nature of our certificates of deposit (“CD”) portfolio,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke concluded, “Although our large nonperforming credit relationship continues to have a negative impact on our financial and credit metrics, aside from this impact, our fundamentals, financial performance, and asset quality metrics all remain solid. We are committed to resolving this lending relationship in a manner that best protects our Company and our shareholders in the long-term. We continue to believe we are well positioned for a strong remainder of 2025 and continuing into 2026.”

Operating Highlights
Credit Quality
NPLs as a percentage of total portfolio loans were 6.74%, 6.69% and 8.00% at September 30, 2025, June 30, 2025 and September 30, 2024, respectively. At September 30, 2025, NPLs increased $8.1 million to $258.6 million compared to June 30, 2025. The increase was primarily driven by two loans that moved into nonaccrual status in the third quarter of 2025 which included a commercial real estate (“CRE”) loan of $14.6 million and a residential mortgage loan of $0.8 million. This CRE loan is secured by an office building whose government agency tenants are vacating during the fourth quarter of 2025. Although this CRE loan was originated at a relatively low loan-to-value ratio, the Bank is closely reviewing this CRE loan, and other similar loans in its CRE portfolio, for changes in valuation and other market impacts. This increase was partially offset by $7.0 million in curtailment payments made by the Bank’s largest credit relationship.
Since the Bank’s largest lending relationship was transferred to nonaccrual status, in the second quarter of 2023 due to loan maturities and failure to pay in full, this relationship’s NPL balance has decreased from $301.9 million at June 30, 2023 to $228.6 million at September 30, 2025. This NPL relationship represents 88.4% of total NPLs and 6.0% of total portfolio loans at September 30, 2025. The Company continues to believe it is well secured based on the net carrying value of the credit relationship and is appropriately reserved for potential credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans.
The specific reserves with respect to the Bank’s largest NPL credit relationship were $21.7 million at September 30, 2025 compared to $24.0 million at June 30, 2025. The decline during the third quarter of 2025 was driven by the aforementioned curtailment payments. The Company uses the discounted cash flow model with updated assumptions and inputs regarding the credit relationship, legal risk and related risks.
During the third quarter of 2025, the provision (recovery) for credit losses was an expense of $2.9 million, compared to a recovery of $(2.3) million in the second quarter of 2025 and a recovery of $(432) thousand during the third quarter of 2024. The increase from the prior quarter was primarily driven by $3.8 million in general reserves established for higher new loan volume during the third quarter of 2025, along with the establishment of a $1.2 million specific reserve on an existing CRE relationship that has been in nonaccrual status since the first quarter of 2025 as a result of an updated appraisal. These increases were partially offset by a $2.3 million reduction in the Other segment reserve, resulting from a lower reserve rate, which declined from 10.18% at June 30, 2025 to 9.49% at September 30, 2025, and lower curtailment payments in the third quarter of 2025 compared to the second quarter of 2025.
During the third quarter of 2025, the provision (recovery) for unfunded commitments was an expense of $335 thousand compared to a recovery of $(335) thousand in the second quarter of 2025 and an expense for unfunded commitments of $191 thousand in the third quarter of 2024. The change from the prior quarter was primarily due to increased unfunded commitments in construction loans.
Net Interest Income
Net interest income for the third quarter of 2025 increased $1.4 million, or 4.2%, to $33.7 million compared to the second quarter and increased $4.9 million, or 17.1%, compared to the same period in 2024. The increase in net interest income compared to the second quarter of 2025 was primarily due to a six basis point decline in funding costs, and a two basis point increase compared to the prior quarter in the yield on average interest-earning assets. The increase in net interest income compared to the third quarter of 2024 was primarily due to a 45 basis point decline in funding costs, offset by a five basis point decrease in the yield on average interest-earning assets.
Net interest income on an FTE basis3 was $33.9 million and $96.7 million for the three and nine months ended September 30, 2025, respectively, increasing $4.9 million and $10.8 million compared to the same periods in the prior year. Net interest income for the three and nine months ended September 30, 2025 was positively impacted by lower rates paid on average interest-bearing liabilities and higher average balances of loans compared to the prior year periods. These positive impacts were partially offset by declines in both the average balances and the yields on securities during the three and nine months ended September 30, 2025.
Net interest margin was 2.86% and 2.78% for the three and nine months ended September 30, 2025, respectively, compared to 2.58% and 2.57% for the three and nine months ended September 30, 2024. Net interest margin on an FTE basis3 (non-GAAP) was 2.87% and 2.80% for the three and nine months ended September 30, 2025, respectively, compared to 2.59% for both the three and nine months ended September 30, 2024.
For the three and nine months ended September 30, 2025, lower interest-bearing funding costs were positively impacted by the Federal Reserve’s reduction of short-term interest rates by 25 basis points during the third quarter of 2025, as well as by cumulative reductions of 100 basis points implemented between September 2024 to December 2024.
Noninterest Income
Noninterest income was $5.4 million for the third quarter of 2025, an increase of $0.5 million, or 9.4%, compared to the second quarter of 2025, but decreased $0.1 million compared to the third quarter of 2024. The primary driver of the quarter-over-quarter increase was $0.3 million in higher insurance commissions, along with a $0.1 million increase in service charges, commissions and fees.
For the nine months ended September 30, 2025, noninterest income increased $1.2 million compared to the same period in 2024. This growth was primarily due to a $1.8 million increase in other noninterest income, partially offset by a $0.5 million decline in insurance commissions. The increase in other noninterest income included a $1.9 million gain on a BOLI death benefit recorded in the first quarter of 2025. The decline in insurance commissions was due to lower activity in the first nine months of 2025.
Noninterest Expense
Noninterest expense was $28.7 million in the third quarter of 2025, representing a decrease of $0.6 million from the prior quarter. The quarter-over-quarter decline was mainly due to OREO activity on four OREO properties of $0.4 million and a $0.3 million 1035 exchange fee as a result of the early surrender of one of the Company’s BOLI policies, both of which were recorded in the second quarter of 2025.
Compared to the third quarter of 2024, noninterest expense increased by $1.3 million. This increase was driven primarily by higher professional and legal fees of $0.7 million due to acquisition costs related to the branch purchase in the second quarter of 2025 previously discussed, higher occupancy expense, net of $0.6 million and other noninterest expense of $0.5 million. These increases were partially offset by $0.6 million in lower salaries and employee benefits. While base salaries increased during the quarter, total salary expenses decreased due to higher salary cost deferrals associated with higher loan growth, which reduced the amount of salary expense recognized in the third quarter. The increase in occupancy expense was due to higher software and maintenance costs and increased depreciation expense from the branch purchase previously discussed. Other noninterest expenses also increased primarily due to the previously mentioned activity on four OREO properties.
For the nine months ended September 30, 2025, noninterest expense increased $4.9 million compared to the same period in 2024. This impact was primarily driven by the following increases; $2.1 million in other noninterest expense, $1.8 million in occupancy expenses, net, $0.8 million in advertising expenses, $0.8 million in professional and legal fees and $0.7 million in data processing expenses. These increases were partially offset by a $1.3 million decrease in salaries and employee benefits. As discussed previously, while base salaries increased during the nine month period, total salary expenses decreased due to higher salary cost deferrals of $5.0 million associated with higher loan growth, which reduced the amount of salary expense recognized in the nine months ended September 30, 2025.
Financial Condition
Total assets increased by $56.0 million, to $4.8 billion as of September 30, 2025, compared to June 30, 2025. Cash and due from banks increased $7.0 million to $106.9 million at September 30, 2025, up from $99.9 million at June 30, 2025. Available-for-sale securities decreased $27.3 million compared to June 30, 2025. These securities represented 15.0% of total assets at September 30, 2025, down slightly from 15.8% at June 30, 2025. The decrease was primarily driven by normal paydowns and calls, the unrealized losses of $8.0 million, partially offset by purchases during the third quarter.
Total portfolio loans increased $88.5 million, or 9.4%, on an annualized basis, to $3.8 billion at September 30, 2025 compared to June 30, 2025. The breakdown of loan growth compared to June 30, 2025 related to the following increases: $62.4 million in commercial real estate loans (“CRE”), $23.1 million in construction, $12.7 million in residential mortgages and $1.1 million in other consumer, partially offset by the following decreases: $7.0 million in Other and $3.8 million in commercial and industrial (“C&I”).
Total deposits decreased during the seasonally slow third quarter by $11.9 million to $4.2 billion as of September 30, 2025 compared to June 30, 2025. FHLB borrowings increased $62.0 million to $175.5 million at September 30, 2025 compared to June 30, 2025 to fund loan growth.
At both September 30, 2025 and June 30, 2025, approximately 81.6% of our total deposits of $4.2 billion were insured under standard Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limits, and approximately 18.4% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit, respectively.
Capitalization and Liquidity
The Company remained well capitalized at September 30, 2025. The Company’s Tier 1 Capital ratio was 10.66% at September 30, 2025 as compared to 10.87% at June 30, 2025. The Company’s leverage ratio was 9.41% at September 30, 2025 as compared to 9.46% at June 30, 2025. The Company’s Total Risk-Based Capital ratio was 11.91% at September 30, 2025 as compared to 12.12% at June 30, 2025.
During the three and nine months ended September 30, 2025, the Company repurchased 262,269 and 809,601 shares of its common stock at a total cost of $4.9 million and $14.0 million, respectively, at weighted average cost per share of $18.70 and $17.35, respectively.
At September 30, 2025, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.2 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $544.0 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $30.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these federal funds lines as of September 30, 2025. In addition to the above funding resources, the Company also has $416.1 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.8 billion in assets and 64 branches in Virginia and North Carolina as of September 30, 2025. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to the results of operations presented in accordance with generally accepted accounting principles in the United States (“GAAP”), our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Management also believes these measures provide information useful to investors in understanding our underlying business, operational performance and performance trends as these measures facilitate comparisons with the performance of other companies in the financial services industry. Non-GAAP measures should not be considered as an alternative to GAAP or considered to be more relevant than financial results determined in accordance with GAAP, nor are they necessarily comparable with similar non-GAAP measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotations and may include statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ significantly from those expressed in or implied by these forward-looking statements. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:

•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, tariffs, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly CRE loans, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on CRE loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other geopolitical conflicts or public health events, and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;

•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions, slowdowns in economic growth and government shutdowns;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made, except as required by law.

Carter Bankshares, Inc.
investorrelations@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $64,391 at September 30, 2025, $51,890 at June 30, 2025 and $61,603 at September 30, 2024	$106,948	$99,905	$104,992
Securities Available-for-Sale, at Fair Value	727,903	755,212	742,635
Equity Securities	10,269	10,200	5,207
Loans Held-for-Sale	478	246	390
Portfolio Loans	3,835,653	3,747,121	3,595,861
Allowance for Credit Losses	(73,762)	(71,023)	(80,909)
Portfolio Loans, net	3,761,891	3,676,098	3,514,952

Bank Premises and Equipment, net	71,653	72,105	73,433
Goodwill	1,193	1,193	—
Core Deposit Intangible	1,007	1,073	—
Other Real Estate Owned, net	330	1,657	1,512
Federal Home Loan Bank Stock, at Cost	11,598	8,653	7,437
Bank Owned Life Insurance	51,649	48,365	59,203
Other Assets	95,200	109,384	103,674
Total Assets	$4,840,119	$4,784,091	$4,613,435

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$606,203	$635,192	$628,901
Interest-Bearing Demand	809,527	805,013	649,005
Money Market	552,564	544,764	504,206
Savings	335,502	343,659	372,881
Certificates of Deposit	1,906,551	1,893,611	1,930,075
Total Deposits	4,210,347	4,222,239	4,085,068
Federal Home Loan Bank Borrowings	175,500	113,500	90,000
Reserve for Unfunded Loan Commitments	3,072	2,737	3,105
Other Liabilities	38,362	39,980	48,437
Total Liabilities	4,427,281	4,378,456	4,226,610

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 22,406,406 shares at September 30, 2025, 22,669,834 shares at June 30, 2025 and 23,072,014 shares at September 30, 2024	22,406	22,670	23,072
Additional Paid-in Capital	79,997	84,146	91,732
Retained Earnings	356,488	351,069	325,326
Accumulated Other Comprehensive Loss	(46,053)	(52,250)	(53,305)
Total Shareholders’ Equity	412,838	405,635	386,825
Total Liabilities and Shareholders’ Equity	$4,840,119	$4,784,091	$4,613,435

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.45%	0.72%	0.49%
Return on Average Assets (YTD Annualized)	0.64%	0.75%	0.48%
Return on Average Shareholders' Equity (QTD Annualized)	5.24%	8.45%	5.99%
Return on Average Shareholders’ Equity (YTD Annualized)	7.61%	8.85%	5.99%
Portfolio Loans to Deposit Ratio	91.10%	88.75%	88.02%
Allowance for Credit Losses to Total Portfolio Loans	1.92%	1.90%	2.25%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.53%	8.48%	8.38%
Tier 1 Leverage Ratio	9.41%	9.46%	9.53%
Risk-Based Capital - Tier 1	10.66%	10.87%	10.83%
Risk-Based Capital - Total	11.91%	12.12%	12.09%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$59,170	$57,747	$56,595	$172,924	$165,227
Interest Expense	25,451	25,388	27,797	76,708	79,918
NET INTEREST INCOME	33,719	32,359	28,798	96,216	85,309

Provision (Recovery) for Credit Losses	2,896	(2,330)	(432)	(1,459)	75
Provision (Recovery) for Unfunded Commitments	335	(335)	191	(114)	(88)
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	30,488	35,024	29,039	97,789	85,322

NONINTEREST INCOME
Gains on Sales of Securities, net	—	—	—	—	36
Service Charges, Commissions and Fees	1,860	1,765	1,820	5,499	5,547
Debit Card Interchange Fees	1,942	1,942	1,907	5,988	5,926
Insurance Commissions	1,004	714	1,063	2,062	2,611
Bank Owned Life Insurance Income	357	357	375	1,055	1,088
Other	207	130	257	2,575	792
Total Noninterest Income	5,370	4,908	5,422	17,179	16,000

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,023	14,082	14,603	41,762	43,019
Occupancy Expense, net	4,582	4,230	3,944	13,284	11,485
FDIC Insurance Expense	1,450	1,436	1,529	4,316	4,782
Other Taxes	867	922	878	2,736	2,680
Advertising Expense	669	708	585	2,288	1,470
Telephone Expense	312	307	324	923	1,083
Professional and Legal Fees	1,852	1,921	1,193	5,003	4,248
Data Processing	1,367	1,395	1,337	4,206	3,462
Debit Card Expense	959	991	889	2,942	2,453
Other	2,623	3,312	2,151	8,590	6,454
Total Noninterest Expense	28,704	29,304	27,433	86,050	81,136

Income Before Income Taxes	7,154	10,628	7,028	28,918	20,186
Income Tax Provision	1,735	2,118	1,399	6,036	3,943
Net Income	$5,419	$8,510	$5,629	$22,882	$16,243

Shares Outstanding, at End of Period	22,406,406	22,669,834	23,072,014	22,406,406	23,072,014
Average Shares Outstanding-Basic & Diluted	22,294,228	22,805,881	22,832,619	22,655,931	22,810,114

PER SHARE DATA
Basic Earnings Per Common Share*	$0.24	$0.37	$0.24	$1.00	$0.70
Diluted Earnings Per Common Share*	$0.24	$0.37	$0.24	$1.00	$0.70
Book Value	$18.42	$17.89	$16.77	$18.42	$16.77
Market Value	$19.41	$17.34	$17.39	$19.41	$17.39

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.86%	2.80%	2.58%	2.78%	2.57%
Efficiency Ratio	73.43%	78.63%	80.17%	75.89%	80.09%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[3]	2.87%	2.82%	2.59%	2.80%	2.59%
Adjusted Efficiency Ratio (Non-GAAP)[4]	73.37%	75.55%	80.65%	75.77%	80.33%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	September 30, 2025			June 30, 2025			September 30, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$64,407	$720	4.44%	$58,006	$643	4.45%	$43,817	$597	5.42%
Tax-Free Investment Securities[3]	11,583	84	2.88%	11,622	85	2.93%	11,740	84	2.85%
Taxable Investment Securities	802,184	6,672	3.30%	818,588	6,796	3.33%	815,885	7,266	3.54%
Total Securities	813,767	6,756	3.29%	830,210	6,881	3.32%	827,625	7,350	3.53%
Tax-Free Loans[3]	84,366	695	3.27%	89,362	732	3.29%	99,810	815	3.25%
Taxable Loans	3,709,172	51,018	5.46%	3,648,629	49,522	5.44%	3,464,899	47,813	5.49%
Total Loans	3,793,538	51,713	5.41%	3,737,991	50,254	5.39%	3,564,709	48,628	5.43%
Federal Home Loan Bank Stock	8,956	144	6.38%	8,428	140	6.66%	11,304	210	7.39%
Total Interest-Earning Assets	4,680,668	59,333	5.03%	4,634,635	57,918	5.01%	4,447,455	56,785	5.08%
Noninterest Earning Assets	123,748			126,303			108,760
Total Assets	$4,804,416			$4,760,938			$4,556,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$809,318	$3,509	1.72%	$805,749	$3,661	1.82%	$604,630	$2,838	1.87%
Money Market	554,903	3,614	2.58%	536,366	3,510	2.62%	502,008	4,012	3.18%
Savings	341,123	141	0.16%	347,863	129	0.15%	386,698	153	0.16%
Certificates of Deposit	1,899,939	16,761	3.50%	1,885,486	16,759	3.57%	1,835,329	18,515	4.01%
Total Interest-Bearing Deposits	3,605,283	24,025	2.64%	3,575,464	24,059	2.70%	3,328,665	25,518	3.05%
Federal Home Loan Bank Borrowings	119,870	1,284	4.25%	108,753	1,186	4.37%	171,424	2,143	4.97%
Other Borrowings	11,145	142	5.05%	10,713	143	5.35%	10,070	136	5.37%
Total Borrowings	131,015	1,426	4.32%	119,466	1,329	4.46%	181,494	2,279	5.00%
Total Interest-Bearing Liabilities	3,736,298	25,451	2.70%	3,694,930	25,388	2.76%	3,510,159	27,797	3.15%
Noninterest-Bearing Liabilities	658,178			662,168			672,208
Shareholders' Equity	409,940			403,840			373,848
Total Liabilities and Shareholders' Equity	$4,804,416			$4,760,938			$4,556,215
Net Interest Income[3]		$33,882			$32,530			$28,988
Net Interest Margin[3]			2.87%			2.82%			2.59%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$63,256	$2,111	4.46%	$33,049	$1,352	5.46%
Tax-Free Investment Securities[3]	11,622	253	2.91%	11,779	255	2.89%
Taxable Investment Securities	809,533	20,123	3.32%	836,993	22,730	3.63%
Total Securities	821,155	20,376	3.32%	848,772	22,985	3.62%
Tax-Free Loans[3]	89,036	2,188	3.29%	105,569	2,566	3.25%
Taxable Loans	3,642,182	148,365	5.45%	3,434,407	138,025	5.37%
Total Loans	3,731,218	150,553	5.39%	3,539,976	140,591	5.31%
Federal Home Loan Bank Stock	7,970	396	6.64%	16,089	892	7.41%
Total Interest-Earning Assets	4,623,599	173,436	5.02%	4,437,886	165,820	4.99%
Noninterest Earning Assets	123,946			97,235
Total Assets	$4,747,545			$4,535,121

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$786,890	$10,556	1.79%	$544,680	$5,639	1.38%
Money Market	539,018	10,443	2.59%	512,539	11,934	3.11%
Savings	347,985	383	0.15%	412,549	435	0.14%
Certificates of Deposit	1,901,140	51,725	3.64%	1,734,538	50,950	3.92%
Total Interest-Bearing Deposits	3,575,033	73,107	2.73%	3,204,306	68,958	2.87%
Federal Home Loan Bank Borrowings	99,668	3,172	4.26%	273,413	10,637	5.20%
Other Borrowings	10,761	429	5.33%	8,749	323	4.93%
Total Borrowings	110,429	3,601	4.36%	282,162	10,960	5.19%
Total Interest-Bearing Liabilities	3,685,462	76,708	2.78%	3,486,468	79,918	3.06%
Noninterest-Bearing Liabilities	660,253			686,560
Shareholders' Equity	401,830			362,093
Total Liabilities and Shareholders' Equity	$4,747,545			$4,535,121
Net Interest Income[3]		$96,728			$85,902
Net Interest Margin[3]			2.80%			2.59%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Commercial
Commercial Real Estate	$2,063,181	$2,000,766	$1,857,997
Commercial and Industrial	218,038	221,880	241,474
Total Commercial Loans	2,281,219	2,222,646	2,099,471
Consumer
Residential Mortgages	826,944	814,188	782,930
Other Consumer	29,077	27,991	29,813
Total Consumer Loans	856,021	842,179	812,743
Construction	466,701	443,573	399,502
Other	231,712	238,723	284,145
Total Portfolio Loans	3,835,653	3,747,121	3,595,861
Loans Held-for-Sale	478	246	390
Total Loans	$3,836,131	$3,747,367	$3,596,251

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Nonaccrual Loans
Commercial Real Estate	$24,124	$9,613	$978
Commercial and Industrial	1,072	1,048	1,094
Residential Mortgages	4,822	4,142	4,482
Other Consumer	26	29	20
Construction	39	207	231
Other	228,554	235,542	280,905
Total Nonperforming Loans	258,637	250,581	287,710

Other Real Estate Owned	330	1,657	1,512
Total Nonperforming Assets	$258,967	$252,238	$289,222

Nonperforming Loans to Total Portfolio Loans	6.74%	6.69%	8.00%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	6.75%	6.73%	8.04%
Allowance for Credit Losses to Total Portfolio Loans	1.92%	1.90%	2.25%
Allowance for Credit Losses to Nonperforming Loans	28.52%	28.34%	28.12%
Net Loan Charge-offs QTD	$157	$165	$15,345
Net Loan Charge-offs YTD	$379	$222	$16,218
Net Loan Charge-offs (Annualized) to Average Portfolio Loans QTD	0.02%	0.02%	1.71%
Net Loan Charge-offs (Annualized) to Average Portfolio Loans YTD	0.01%	0.01%	0.61%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Balance Beginning of Period	$71,023	$73,518	$96,686	$75,600	$97,052
Provision (Recovery) for Credit Losses	2,896	(2,330)	(432)	(1,459)	75
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	—	21	7	40
Residential Mortgages	—	—	5	—	32
Other Consumer	256	288	421	715	1,389
Construction	—	—	1	1	157
Other	—	—	15,000	—	15,000
Total Charge-offs	256	288	15,448	723	16,618
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	1	2	1	6	3
Residential Mortgages	2	2	5	12	29
Other Consumer	96	119	97	325	368
Construction	—	—	—	1	—
Other	—	—	—	—	—
Total Recoveries	99	123	103	344	400
Total Net Charge-offs	157	165	15,345	379	16,218
Balance End of Period	$73,762	$71,023	$80,909	$73,762	$80,909

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Interest Income	$33,719	$32,359	$28,798	$96,216	$85,309
Noninterest Income	5,370	4,908	5,422	17,179	16,000
Noninterest Expense	28,704	29,304	27,433	86,050	81,136
Pre-tax Pre-provision Income (Non-GAAP)	$10,385	$7,963	$6,787	$27,345	$20,173

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Income	$5,419	$8,510	$5,629	$22,882	$16,243
Gains on Sales of Securities, net	—	—	—	—	(36)
Equity Security Unrealized Fair Value Gain	(69)	(22)	(144)	(228)	(207)
Losses on Sales and Write-downs of Bank Premises, net	11	60	9	68	54
(Gains) Losses on Sales and Write-downs of OREO, net	(89)	262	(502)	254	(852)
1035 Exchange fee on BOLI	—	252	—	527	—
Acquisition Costs	33	386	—	419	—
Gain on BOLI death benefit[5]	—	—	—	(1,882)	—
OREO Income	—	—	(16)	—	(44)
Severance Pay	—	40	—	40	—
Contingent Liability	—	38	303	38	303
Total Tax Effect	24	(214)	73	(235)	164
Modified Endowment Contract (MEC) 10% penalty on BOLI Surrender	123	—	—	123	—
Tax Effect on BOLI Surrender	259	—	—	259	—
Adjusted Net Income (Non-GAAP)	$5,711	$9,312	$5,352	$22,265	$15,625

Average Shares Outstanding - diluted	22,294,228	22,805,881	22,832,619	22,655,931	22,810,114
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.26	$0.41	$0.23	$0.98	$0.69
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2025 and 2024 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest and Dividend Income (GAAP)	$59,170	$57,747	$56,595	$172,924	$165,227
Tax Equivalent Adjustment[3]	163	171	190	512	593
Interest and Dividend Income (FTE) (Non-GAAP)	59,333	57,918	56,785	173,436	165,820
Average Earning Assets	4,680,668	4,634,635	4,447,455	4,623,599	4,437,886
Yield on Interest-earning Assets (GAAP)	5.02%	5.00%	5.06%	5.00%	4.97%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.03%	5.01%	5.08%	5.02%	4.99%

Net Interest Income (GAAP)	$33,719	$32,359	$28,798	$96,216	$85,309
Tax Equivalent Adjustment[3]	163	171	190	512	593
Net Interest Income (FTE) (Non-GAAP)	33,882	32,530	28,988	96,728	85,902
Average Earning Assets	4,680,668	4,634,635	4,447,455	4,623,599	4,437,886
Net Interest Margin (GAAP)	2.86%	2.80%	2.58%	2.78%	2.57%
Net Interest Margin (FTE) (Non-GAAP)	2.87%	2.82%	2.59%	2.80%	2.59%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Noninterest Expense	$28,704	$29,304	$27,433	$86,050	$81,136
Less: Losses on sales and write-downs of Branch Premises, net	(11)	(60)	(9)	(68)	(54)
Less: Gains (Losses) on Sales and write-downs of OREO, net	89	(262)	502	(254)	852
Less: 1035 Exchange fee on BOLI	—	(252)	—	(527)	—
Less: Acquisition Costs	(33)	(386)	—	(419)	—
Less: Severance Pay	—	(40)	—	(40)	—
Less: Contingent Liability	—	(38)	(303)	(38)	(303)
Adjusted Noninterest Expense (Non-GAAP)	$28,749	$28,266	$27,623	$84,704	$81,631

Net Interest Income	$33,719	$32,359	$28,798	$96,216	$85,309
Plus: Taxable Equivalent Adjustment[3]	163	171	190	512	593
Net Interest Income (FTE) (Non-GAAP)	$33,882	$32,530	$28,988	$96,728	$85,902
Less: Gains on Sales of Securities, net	—	—	—	—	(36)
Less: Equity Security Unrealized Fair Value Gain	(69)	(22)	(144)	(228)	(207)
Less: Gain on BOLI death benefit[5]	—	—	—	(1,882)	—
Less: OREO Income	—	—	(16)	—	(44)
Plus: Noninterest Income	5,370	4,908	5,422	17,179	16,000
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$39,183	$37,416	$34,250	$111,797	$101,615
Efficiency Ratio (GAAP)	73.43%	78.63%	80.17%	75.89%	80.09%
Adjusted Efficiency Ratio (Non-GAAP)	73.37%	75.55%	80.65%	75.77%	80.33%
5The Gain on BOLI death benefit is tax-exempt.